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                                                                    Exhibit 8.1

                 [Letterhead of Silver, Freedman & Taff, L.L.P.]



                                 August 31, 2001


MB Financial, Inc.
1200 North Ashland Avenue
Chicago, IL 60622

Ladies and Gentlemen:

     We have acted as counsel to MB Financial, Inc. a Delaware corporation ("MB"), in connection with (i) the Mergers (as defined and described in the Amended and Restated Agreement and Plan of Merger, dated as of April 19, 2001 (the "Merger Agreement"), by and among MB, MidCity Financial Corporation, a Delaware corporation ("MidCity"), and MB-MidCity, Inc., a Maryland corporation ("NewCo")), and (ii) the preparation and filing of the Registration Statement with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on August 31, 2001, which includes the Proxy Statements of MB and MidCity and the Prospectus of NewCo (the "Joint Proxy Statement/Prospectus"). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

     In connection with this opinion letter, we have examined the Merger Agreement, the Joint Proxy Statement/Prospectus, and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion set forth below. For purposes of this opinion letter, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined and the facts and representations concerning the Mergers that have come to our attention during our engagement and (ii) that the Mergers will be consummated in the manner described in the Merger Agreement and the Joint Proxy Statement/Prospectus.

     Subject to the foregoing and the fact that the discussion in the Joint Proxy Statement/Prospectus under the heading "THE MERGER - Material United States Federal Income Tax Consequences of the Merger" (the "Discussion") is a summary and does not purport to discuss all possible United States federal income tax consequences of the Mergers, we are of the opinion that the Discussion states the material United States federal income tax consequences of the Mergers to holders of MidCity Common Stock and holders of MB Common Stock who surrender such stock in exchange for NewCo Common Stock pursuant to the Merger Agreement. In addition, we express no opinion as to the United States federal, state, local, foreign or other tax consequences, other than as set forth in the Discussion. Further, there can be no assurances

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that the opinion expressed herein will be accepted by the Internal Revenue
Service (the "IRS") or, if challenged, by a court. This opinion letter is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS, and such other authorities as we have considered relevant. Statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time, possibly with retroactive effect. A change in the authorities or the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations, or assumptions on which our opinion is based could affect our conclusions. The opinion set forth herein is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue or incorrect.

     This opinion letter is furnished to you solely for use in connection with the Mergers, as described in the Merger Agreement and the Joint Proxy Statement/Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement/Prospectus and to the reference to our firm name under the headings "THE MERGER - Material United States Federal Income Tax Consequences of the Merger" and "LEGAL AND TAX MATTERS." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                             Very truly yours,



                                             /s/ Barry P. Taff, P.C.





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